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Exhibit 21.1

SUBSIDIARIES OF REGISTRANTS

Subsidiary Name	Jurisdiction of Incorporation
ACX (UK) Ltd.	England
ACX Group Ltd.	Wales
Danapak Riverwood Multipack A/S	Denmark
Fiskeby Board A/S	Denmark
Fiskeby Board AB	Sweden
Fiskeby Board Ltd.	UK
Fiskeby Board SARL	France
Fiskeby Holding AB	Sweden
GAC Aluminum Corporation	Colorado
Golden Equities, Inc.	Colorado
Golden Properties Limited	Colorado
Golden Technologies Company, Inc.	Colorado
Graphic Packaging Corporation	Nova Scotia, Canada
Graphic Packaging International Holding Company	Delaware
IL Returpapper AB	Sweden
Industrikompetens i Ostergotland AB	Sweden
Kalamazoo Valley Group Partnership	Michigan[1]
Lauener Engineering Limited/	Delaware/Switzerland[2]
Lauener Engineering AG
New Materials Limited	UK
NMC Group Ltd.	England
Recywrap Recycling GmbH	Germany
Rengo Riverwood Packaging, Ltd.	Japan
Riverwood Argentina S/A	Argentina
Riverwood do Brasil Ltda.	Brazil
Riverwood Espana, S.A.	Spain
Riverwood International S.p.A.	Italy
Riverwood International (Cyprus) Limited	Cyprus
Riverwood International (Europe) S.A.	Belgium
Riverwood International Asia Pacific Limited	Hong Kong
Riverwood International Asia Pte Ltd.	Singapore
Riverwood International Australia Pty. Ltd.	Australia
Riverwood International Enterprises, Inc.	Delaware
Riverwood International France S.A.	France
Riverwood International G.m.b.H.[3]	Germany
Riverwood International Japan, Ltd.	Japan
Riverwood International Limited	UK
Riverwood International Machinery, Inc.	Delaware
Riverwood International Mexicana, S. de R.L. de C.V.	Mexico
Riverwood International Pension Trustee Company Ltd.	UK
Riverwood International, Corp. Philanthropic Fund	Delaware
Riverwood International, S.A.	France
Slevin South Company	Arkansas
Svensk Kartongatervinning AB	Sweden

Jurisdiction of partnership.

Lauener entity was incorporated in both Delaware and Switzerland.

Name changed 01/01/03.

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  Exhibit 21.1
SUBSIDIARIES OF REGISTRANTS